Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Pro-Dex Astromec, Inc., as Seller

Pro-Dex, Inc., as Parent

SL Montevideo Technology, Inc., as Purchaser

and

SL Industries, Inc., as Purchaser Parent

(solely for purposes of Sections 2.6 and 7.15)

February 27, 2012

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into on this 27th day of February, 2012, by and between Pro-Dex, Inc., a Colorado corporation (“Pro-Dex” or “Parent”), Pro-Dex Astromec, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Astromec” or “Seller”), SL Montevideo Technology, Inc., a Minnesota corporation (“Purchaser”), and SL Industries, Inc., a New Jersey corporation, solely for purposes of Sections 2.6 and 7.15 (“Purchaser Parent” and together with Seller, Parent and Purchaser, each a “Party” and collectively, “Parties”).

RECITALS

WHEREAS, Seller owns certain assets, described in more detail herein and in the Schedules hereto, which are used or held for use by Seller in conducting the Business, which collectively constitute the Acquired Assets; and

WHEREAS, Purchaser desires to acquire the Acquired Assets from Seller, and Seller and Parent desire to sell the Acquired Assets to Purchaser upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Parent and Seller agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Certain Defined Terms. The following terms used in this Agreement have the following meanings:

“Accounts Payable” means accounts payable and accrued expenses of the Business arising under the Assigned Contracts or exclusively in respect of goods included among the Acquired Assets or services provided exclusively to the Business.

“Accounts Receivable” means accounts receivable (billed and unbilled), notes receivable and other obligations owed to Seller with respect to the Business.

“Actual Net Book Value” means an amount equal to (i) the unaudited book value of the Acquired Assets in conformity with GAAP and applying the methodology used by Seller to establish reserves, if any, in connection with the Acquired Assets plus (ii) the fair market value of the Supplies (not to exceed $10,000).

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.

“Affiliated Group” means any combined, consolidated or unitary tax group within the meaning of Section 1504(a) of the Code or any provision of state, local or foreign laws applicable to Taxes.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Bulk Sales Laws” means the Laws of any jurisdiction relating to bulk sales that are applicable to the sale of the Acquired Assets by Seller hereunder.

“Business” means current and past business of Seller, which is the development and manufacture of fractional-horsepower electric motors for the aerospace, industrial and medical industries.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks in Los Angeles, CA are required or permitted to be closed for business.

“Charter Documents” means the articles or certificate of incorporation, bylaws and any other constituted document of a corporate entity, as may be amended from time to time.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Authority or other Person.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Contract” means any contract, agreement, lease, commitment, understanding, whether oral or written, which is intended by the parties thereto or purports to be legally binding and enforceable.

“Copyrights” means all United States and foreign copyrights, including all copyright registrations and applications therefor, used in the Business.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Employee Benefit Plan” means all plans, programs or agreements that Seller has maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to the Subject Employees.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or

Environmental Permits, or arising from the presence, release, or threatened release (or alleged presence, release, or threatened release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Authority or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

“Environmental Laws” means any and all federal, state and local Laws (whether under common law, statute, rule, regulation or otherwise), requirements under Permits or other authorizations issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct (including disclosure or notification) concerning protection of human health or the Environment or hazardous substances or any activity involving hazardous substances, all as previously and in the future to be amended.

“Environmental Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers, or other authorizations of Governmental Authorities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group with such Person , or which is under common control with such Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Net Book Value” means Seller’s and Purchaser’s good faith estimate of the Actual Net Book Value, as of the close of business on the Closing Date, which estimate shall be conclusive for purposes of determining the Purchase Price, subject only to post-Closing adjustment as provided in Section 2.5(f).

“Fixed Assets” means all equipment, machinery, tools, fixtures, furniture, furnishings, vehicles, computer hardware and peripherals, telephone equipment, supplies, materials and other items of tangible personal property of every kind owned or leased (wherever located) used or held for use in the conduct of the Business, together with any express or implied warranty by the manufacturers or Seller or lessors of any item or component part thereof and all other documents relating thereto to the extent existing on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States consistently applied as of all relevant dates and for all relevant periods presented.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi–governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Holdback Amount” means 10% of the Purchase Price.

“Independent Firm” means an independent accounting firm of recognized national standing as may be mutually selected by Purchaser and Parent.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade liabilities and accrued expenses, in each case to the extent incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized lease obligations, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all indebtedness referred to in clauses (a) through (e) above to the extent secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness and (g) any obligation of the type described in clauses (a) through (f) above of another Person for which and to the extent such Person has or may become liable pursuant to a guarantee of payment or performance.

“Intellectual Property” means Patents, Trademarks, Copyrights, Trade Secrets and all other intellectual property used or held for use in the conduct of the Business.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any code, law (including, without limitation, common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Authority, in each case as amended or in effect prior to or on the Closing Date.

“Liabilities” means liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due, which, in accordance with GAAP, would be required to be reflected in a financial statement.

“Licensed Intellectual Property” means all Intellectual Property licensed to Seller by a third party and used or held for use in the conduct of the Business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, Claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loss” or “Losses” means any damages, losses, Liabilities, obligations, Claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses but excluding punitive, exemplary, special, unforeseen or other consequential damages), whether or not involving a third-party Claim.

“Net Book Value Difference” means, as applicable, the Actual Net Book Value less the Estimated Net Book Value, or the Estimated Net Book Value less the Actual Net Book Value.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the party in question (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business.

“Other Intellectual Property” means (a) all United States and foreign copyrights, including all copyright registrations and applications therefor, not included in the definition of “Copyright”, but are otherwise owned by or licensed to Seller; (b) all United States and foreign patents and patent applications, including all provisional, utility, continuation, continuation-in-part or divisional applications, and all reissues thereof and all reexamination certificates issuing therefrom, not included in the definition of “Patent”, but are otherwise owned by or licensed to Seller; (c) all United States and foreign trade names, trade dress, registered and unregistered trademarks, service marks, logos and other source-identifying designations, including all applications therefor, and all of the goodwill in conjunction with the same, not included in the definition of “Trademark”, but are otherwise owned by or licensed to Seller; (d) all know-how, trade secrets and confidential or proprietary information, including concepts, methods, processes, designs, customer lists, technical information, inventions and discoveries, not included in the definition of “Trade Secret”, but are otherwise owned by Seller; all domain names (including www.astromec.com) and phone numbers used or held for use in the conduct of the Business and; any licenses owned by Seller that are not included in the definition of “Licensed Intellectual Property”.

“Parent’s Knowledge” means actual knowledge of any officer of Parent, after reasonable inquiry.

“Patents” means all United States and foreign patents and patent applications, including all provisional, utility, continuation, continuation-in-part or divisional applications, that are owned by, or licensed to, Astromec or otherwise used or held for use in the conduct of the Business, and all reissues thereof and all reexamination certificates issuing therefrom.

“Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers, or other authorizations of Governmental Authorities.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, Claim, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” means the Estimated Net Book Value of the Acquired Assets.

“Purchaser’s Knowledge” means actual knowledge of any officer of Purchaser, after reasonable inquiry.

“Required Consents” means the consents and approvals set forth on Schedule 4.3(b).

“Seller’s Knowledge” means actual knowledge of any officer of Seller, after reasonable inquiry.

“Software” means any computer program or other software (irrespective of the type of hardware for which it is intended) that is used or held for use in the conduct of the Business, including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, or otherwise owned or licensed by Seller.

“Statement of Actual Net Book Value” means an unaudited statement of the Actual Net Book Value, including the principal components thereof, as of the Closing Date.

“Tax” means any federal, state, county, local, franchise or foreign income, payroll, employment, excise, environmental, customs, franchise, windfall profits, withholding, social security (or similar), unemployment, real property, personal property (tangible or intangible), sales, use, transfer, registration, value added, gross receipts, net proceeds, turnover, license, ad valorem, capital stock, disability, stamp, leasing, lease, excess profits, occupational and interest equalization, fuel, severance, alternative or add-on minimum or estimated tax, charge, fee, levy, duty or other assessment, and other obligations of the same or of a similar nature to any of the foregoing due or claimed to be due by or to any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, form, Claim for refund or information return or statement required to be supplied to any Tax authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that includes any information relating to the business or assets of Seller.

“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including concepts, methods, processes, designs, customer lists, vendor lists, technical information, inventions and discoveries that are related to, or otherwise used or held for use in the conduct of, the Business.

“Trademarks” means all United States and foreign trade names, trade dress, registered and unregistered trademarks, service marks, logos and other source-identifying designations, including all applications therefor, that are related to, or otherwise used or held for use in the conduct of, the Business, and all of the goodwill in conjunction with the same.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Transition Production Agreement and any other agreements, documents, assignments or instruments to be executed and delivered pursuant to this Agreement.

“Transactions” means the transactions contemplated by the terms of this Agreement, including the purchase and sale of the Acquired Assets, assignment and assumption of the Assumed Liabilities related to the Assigned Contracts hereunder and entry into the Transition Production Agreement.

1.2. Other Defined Terms. The following terms are defined in the sections indicated.

Acquired Assets	2.1
Allocation Statement	2.9(a)
Assigned Contracts	2.1(c)
Assignment and Assumption Agreement	2.1
Astromec	preamble
Assumed Liabilities	2.4(a)
Bill of Sale	2.1
Book Value Objection	2.5(c)
Claim Notice	6.3
Closing	2.10(a)
Closing Date	2.10(a)
Closing Payment	2.5(a)
COBRA	5.2(d)
Current Products	2.6(a)(i)
Earnout Payments	2.6(a)
Earnout Period	2.6(a)
Earnout Sales Base	2.6(a)
Earnout Statement	2.6(a)
Encumbered Assets	2.2
Excluded Assets	2.3
Excluded Liabilities	2.4(b)
Goodwill	2.1(i)
Indemnified Party	6.3
Intellectual Property Assignment	2.1

Inventory	2.1(a)
Major Customer	4.15
Major Vendor	4.15
Notice of Objection	2.6(c)
Parent	preamble
Party	preamble
Physical Inventory	2.5(b)
Pre-Paid Expenses	2.1(j)
Pro-Dex	preamble
Purchase Orders	2.1(c)
Purchased Intellectual Property	2.1(f)
Purchaser Indemnitee	6.2(a)
Purchaser	preamble
Purchaser Parent	preamble
Records	2.1(f)
Responsible Party	6.3
Seller	preamble
Seller Indemnitee	6.2(b)
Shared Assets	4.4
Subject Employees	5.2 (a)
Supplies	2.1(b)
Survival Period	6.1
Terminated Employees	5.2(a)
Threshold	6.5(a)(i)
Third Party Claim	6.4(a)
Transfer Taxes	2.8
Transferred Employees	5.2(a)
Transferred Permits	2.1(e)
Transition Production Agreement	2.10(b)(iv)
Unresolved Items	2.6(c)
Warranty Liability	2.4(b)(iii)
WARN	4.12(c)

1.3. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

1.4. Other Definitional Provisions.

(a) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa. The term “including” is not limiting, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Sections,” “Exhibits” and “Schedules” are to Sections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word “day” means calendar day unless the context indicates otherwise.

(b) Accounting principles and practices are “consistently applied” when the accounting principles and practices observed in a current period are comparable in all material respects to the accounting principles and practices applied in the preceding period.

(c) Any representations or warranties concerning the enforceability of agreements shall in all cases be limited by the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

ARTICLE 2.

PURCHASE AND SALE OF ASSETS

2.1. Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions contained herein, Purchaser agrees to purchase from Seller at the Closing, and Seller agrees to sell, grant, convey, assign, transfer and deliver to Purchaser at the Closing, free and clear of all Liens and wherever located, all of Seller’s right, title and interest in and to the following assets, properties and rights (the “Acquired Assets”):

(a) Inventory. To the extent owned by Seller on the Closing Date, all work-in-progress, raw materials, and finished goods (the “Inventory”);

(b) Supplies. All productive supplies, including, without limitation, small tools and fixtures, nuts, bolts, screws, wires, cleaners, packaging materials and safety equipment, located at Seller’s Carson City facility (the “Supplies”);

(c) Purchase Orders. All unfilled purchase and sales orders relating to the Business (the “Purchase Orders”);

(d) Fixed Assets. All of Seller’s right, title and interest in and to all Fixed Assets, including, without limitation, the Fixed Assets identified on Schedule 2.1(d), together with all assignable warranties by the manufacturers or sellers of those items, and all maintenance records, brochures, catalogues and other documents and Software relating to those items or to the installation or functioning of those items, which Seller has in its possession or that are in the possession of Seller’s vendors or service providers and are necessary to conduct the Business;

(e) Contracts. All of Seller’s right, title and interest in and to all Contracts identified on Schedule 2.1(e) (the “Assigned Contracts”);

(f) Intellectual Property. All of Seller’s right, title and interest in and to all Intellectual Property identified on Schedule 2.1(f) (the “Purchased Intellectual Property”);

(g) Software. All of Seller’s right, title and interest in and to the Software set forth on Schedule 2.1(g);

(h) Records. Solely to the extent related to the Business, copies of all of Seller’s correspondence with customers or related to the Acquired Assets, customer records, purchase orders, customer lists, pricing lists, vendor lists, mailing lists, materials related to the ownership and operation of the Acquired Assets and materials related to the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related Software which is readily available to Seller (the “Records”);

(i) Permits. To the extent transferable and applicable to Purchaser’s future operation of the Business, all Permits relating to or maintained for the purpose of conducting the Business (the “Transferred Permits”);

(j) Intangible Property Rights. All confidentiality, non-competition, non-solicitation and similar obligations related to the Business and all causes of action, Claims and rights to recovery or offset of any kind or character arising from or relating to events occurring after the Closing Date concerning the Business, the Acquired Assets or the Assumed Liabilities.

(k) Goodwill. All goodwill of the Business, all going concern value, and all information and documents related thereto, including the exclusive right to represent itself as carrying on the Business in succession to Seller (“Goodwill”); and

(l) Pre-Paid Expenses. All pre-paid expenses related to the Acquired Assets (“Pre-Paid Expenses”).

The sale, transfer, assignment, conveyance and delivery by Seller of the Acquired Assets to Purchaser shall be effected by the execution and delivery at the Closing by Seller of (i) a Bill of Sale, substantially in the Form of Exhibit A attached hereto (the “Bill of Sale”); (ii) the Assignment and Assumption Agreement, substantially in the Form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), (iii) an assignment substantially in the form of Exhibit C attached hereto (the “Intellectual Property Assignments”), and (iv) such other instruments of transfer and conveyance with respect to the Acquired Assets, reasonably satisfactory in form and substance to Purchaser, as may reasonably be requested by Purchaser.

2.2. Encumbered Assets. Notwithstanding anything to the contrary contained in Section 2.1, in the event that, as of the Closing Date, Seller’s right, title and interest in and to any of the Acquired Assets is subject to any Lien or the transfer thereof is restricted by applicable Law or other contractual obligation (such Acquired Assets, the “Encumbered Assets”), Seller agrees to effect the transfer of its right, title and interest in and to such Encumbered Assets to Purchaser as soon as such Lien is released or any required consents for such transfer have been obtained. Seller further agrees to use commercially reasonable efforts to obtain any required consent to the transfer of the Encumbered Assets or to cause to be released any Lien on the Encumbered Assets. Seller agrees at the Closing to grant all economic rights and incidences of ownership with respect to the Encumbered Assets as is permissible through a nominee or similar arrangement.

2.3. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a sale, transfer, assignment or conveyance to Purchaser of, and Purchaser will not acquire any of any Seller’s right, title and interest in and to, the assets of the Seller that are not the Acquired Assets (the “Excluded Assets”), including, without limitation, the following assets: (i) cash and cash equivalents on hand; (ii) Accounts Receivable; (iii) real property (specifically, the Seller’s Carson City facility - land and building) and leases for real property; (iv) the seal, minute book, Charter Documents and stock records of Astromec; (vi) all rights to refunds, rebates or abatements of any Taxes with respect to the Acquired Assets and Seller that relate to any period, or the portion of any period, ending prior to the Closing; (vii) any right, Claim or cause of action of Seller, whether known or unknown, against any third party relating to Seller’s operation of the Business prior to the Closing; and (viii) any asset specifically excluded by Purchaser from the Acquired Assets prior to assuming control or accepting delivery of such Acquired Asset.

2.4. Assumption of Liabilities.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser agrees to assume and become responsible for Liabilities and any commitment or obligation arising under the Assigned Contracts or the Purchase Orders, to the extent arising or due to be performed following the close of business on the Closing Date (the “Assumed Liabilities”).

(b) All Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), are expressly not assumed by Purchaser pursuant to this Agreement. For the sake of illustration and not limitation, the following Liabilities are “Excluded Liabilities” and are expressly not assumed by Purchaser pursuant to this Agreement:

(i)	All Liabilities of Seller and Parent and their Affiliates relating to the Business or the Acquired Assets, other than the Assumed Liabilities;

(ii)	All Liabilities regarding Environmental Claims;

(iii)	All Liabilities and obligations with respect to any warranty liability and expense in connection with products or goods sold or shipped by Seller prior to the Closing Date (the “Warranty Liability”) other than as provided in the Transition Production Agreement; and

(iv)	All Liabilities and obligations with respect to any product liability or related Claims and expense in connection with products or goods sold or shipped by Seller prior to the Closing Date.

2.5. Purchase Price.

(a) In consideration of the sale, transfer, and conveyance to Purchaser of the Acquired Assets, Purchaser shall: (i) at the Closing pay to Seller an amount equal to 90% of the Purchase Price (the “Closing Payment”) and (ii) in accordance with Section 2.5(f) pay to Seller the Holdback Amount, subject to the post-Closing adjustments set forth in Section 2.5(f) to reflect the difference, if any, between the Purchase Price and the Actual Net Book Value. Purchaser shall pay the Closing Payment to Seller in United States dollars by completed wire transfer of immediately available funds on the Closing Date.

(b) Within three (3) days after the Closing Date, Parent shall perform, and Purchaser shall be present at, a physical count of inventory and fixed assets (the “Physical Inventory”). Purchaser and Seller shall each pay their own costs and expenses associated with conducting the Physical Inventory. Upon completion of the Physical Inventory, Purchaser and Parent shall in good faith attempt to agree upon the final results of the Physical Inventory. The results of the Physical Inventory shall be used in connection with the preparation of the Statement of Actual Net Book Value. Any disputes between Seller and Purchaser arising out of the Physical Inventory shall be resolved as part of the dispute process set forth in Section 2.5(e).

(c) Within thirty (30) days after the Closing Date, Purchaser shall deliver the Statement of Actual Net Book Value to Parent. Parent and Seller shall, and shall direct their respective employees to, cooperate with Purchaser, and provide Purchaser with access to all Records necessary, for the preparation of the Statement of Actual Net Book Value.

(d) Parent shall have fifteen (15) days after the delivery of the Statement of Actual Net Book Value within which to give Purchaser notice of any objection to any amount set forth therein (the “Book Value Objection”). The Book Value Objection shall identify the specific amounts to which Parent objects and shall set forth with reasonable specificity the basis for Parent’s objections. All amounts set forth in the Statement of Actual Net Book Value to which Parent does not object as provided in this Section 2.5(d) shall irrevocably be deemed approved by Parent and Seller.

(e) If Parent timely delivers the Book Value Objection in accordance with Section 2.5(d) objecting to any amounts set forth in the Statement of Actual Net Book Value, then the Parties shall negotiate in good faith in an effort to resolve such objections. If the Parties are unable to resolve any such objections within ten (10) Business Days after the Book Value Objection is given, then the issues in dispute shall be submitted to an Independent Firm for resolution. In such event, each Party shall furnish to the Independent Firm such workpapers and other documents and information relating to the disputed issues as are in the possession or control of such Party and shall be afforded an opportunity to present to the Independent Firm the basis for its view with respect to the disputed issues and to discuss the determination of the disputed issues with the Independent Firm. Purchaser and Parent shall instruct the Independent Firm to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement and the written presentations by Parent and Purchaser, to determine the Actual Net Book Value. The determination of the Independent Firm shall be set forth in a written statement delivered to Parent and Purchaser and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and disbursements of the Independent Firm under this Section 2.5(e) shall be borne exclusively by Seller unless the adjustments to the Statement of Actual Net Book Value, as amended by Purchaser within ten (10) Business Days after the Book Value Objection is given, determined by the Independent Firm caused changes in the Actual Net Book Value in excess of Ten Thousand Dollars ($10,000) in favor of Parent, in which case such fees and disbursements shall be borne exclusively by Purchaser.

(f) On the third Business Day following (i) the expiration of the fifteen (15) day period referred to in Section 2.5(d) if Parent fails to give a Book Value Objection as provided therein, or (ii) the resolution of any objections set forth in the Book Value Objection, whether by agreement of the Parties or determination by the Independent Firm pursuant to Section 2.5(e), the Holdback Amount shall be released to Purchaser or Seller, as the case may be, in accordance with this Section 2.5(f). If the Actual Net Book Value, as determined in accordance with this Section 2.5, is greater than the Estimated Net Book Value, then Purchaser shall release to Seller, by wire transfer, an amount equal to the Holdback Amount plus the Net Book Value Difference If the Actual Net Book Value as determined in accordance with this Section 2.5, is less than the Estimated Net Book Value, then (i) Purchaser shall retain (and not release to Seller as part of the Purchase Price) an amount equal to the Net Book Value Difference, or such lesser amount as may be held by Purchaser as the Holdback Amount and Seller shall pay directly to Purchaser, on the same date as the Holdback Amount is released to Purchaser pursuant to this sentence, an amount equal to the excess of the Net Book Value Difference over the Holdback Amount, or (ii) if the Net Book Value Difference is less than the Holdback Amount, Purchaser shall deliver to Seller, by wire transfer, the amount remaining of the Holdback Amount after retaining the Net Book Value Difference.

2.6. Conditional Deferred Purchase Price.

(a) During the three one-year periods immediately following the Closing Date (each one-year period an “Earnout Period” and collectively the “Earnout Periods”), Purchaser agrees to pay Parent the following payments (each an “Earnout Payment” and collectively the “Earnout Payments”), as additional Purchase Price:

(i) for the period starting on the Closing Date through the day immediately preceding the first anniversary of the Closing Date, Purchaser will pay Parent 6% of the gross revenues (calculated in accordance with GAAP) generated by Purchaser’s sale of (A) existing products or revisions of existing products sold by Seller as of the Closing Date, and (B) products to certain prospects of Seller, which the Parties agree are the prospects set forth on Schedule 2.6 (the “Earnout Sales Base”);

(ii) for the period starting on the first anniversary of the Closing Date through the day immediately preceding the second anniversary of the Closing Date, Purchaser will pay Parent 4% of the gross revenues (calculated in accordance with GAAP) generated by Purchaser’s sale of the Earnout Sales Base; and

(iii) for the period starting on the second anniversary of the Closing Date through the day immediately preceding the third anniversary of the Closing Date, Purchaser will pay Parent 2% of the gross revenues (calculated in accordance with GAAP) generated by Purchaser’s sale of the Earnout Sales Base.

(b) Each Earnout Payment related to the Earnout Periods shall be made to Parent by Purchaser on a quarterly basis within thirty (30) days after the completion of each fiscal quarter of Parent. For the sake of illustration, the first Earnout Payment will be made on or before May 1, 2012 (for the fiscal quarter ended March 31, 2012), and the last Earnout Payment will be made by Purchaser on or before May 1, 2015 (for the fiscal quarter ended March 31, 2015). Each Earnout Payment shall be accompanied by a statement (the “Earnout Statement”) that describes in reasonable detail how the Earnout Payment was calculated. Purchaser shall, and shall direct its employees to, cooperate with Parent, and its professionals, and provide them with access to all Records necessary for their review of the Earnout Statement. All Earn-Out Payments owed to Parent pursuant to this Agreement, if any, shall be guaranteed by Purchaser Parent pursuant to the provisions of Section 7.15.

(c) Parent may dispute Purchaser’s calculation of any Earnout Payment by notifying Purchaser in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within thirty (30) days after Parent’s receipt of any Earnout Payment. To the extent not set forth in the Notice of Objection, Parent shall be deemed to have agreed with all other calculations, items and amounts set forth in the Earnout Statement. In the event that Parent does not deliver a Notice of Objection to Purchaser within thirty (30) days after Parent’s receipt of the Earnout Statement, Parent shall be deemed to have accepted Purchaser’s calculation of the Earnout Payment set forth in the Earnout Statement. In the event that a Notice of Objection is timely delivered, Purchaser and Parent shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other Party for a period of fifteen (15) days after the receipt by Purchaser of the Notice of Objection, or such longer period as they may agree in writing, to resolve any disagreements set forth in the Notice of Objection. If Purchaser and Parent are unable to resolve such disagreements within such fifteen-day period (the items that remain in dispute at the end of such period (the “Unresolved Items”)) then, at any time thereafter, either Parent or Purchaser may require that an Independent Firm shall resolve the Unresolved Items. Upon selection of the Independent Firm, each of Purchaser and Parent shall submit an analysis of the Unresolved Items. Purchaser and Parent shall instruct the Independent Firm to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement and the written presentations by Parent and Purchaser, the value of the Unresolved Items. The determination of the Independent Firm shall be set forth in a written statement delivered to Parent and Purchaser and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and disbursements of the Independent Firm under this Section 2.6(c) shall be borne exclusively by Seller unless the adjustments to the Unresolved Items resulting from Parent’s delivery of the Notice of Objection, caused change in the applicable Earnout Payment, as amended by Purchaser within fifteen (15) days after receipt by Purchaser of the Notice of Objection, in excess of Ten Thousand Dollars ($10,000) in favor of Parent, in which case such fees and disbursements shall be borne exclusively by Purchaser.

2.7. Arbitration. In the event an Independent Firm is not selected or has not agreed to serve within the 10 Business Day period and 15 day period set forth in Section 2.5(e) or Section 2.6(c), respectively, then the Parties agree that any dispute, controversy or Claim arising out of or relating to the calculation of the Actual Net Book Value or the Earnout Payment shall be settled promptly by arbitration conducted in the City of Minneapolis, State of Minnesota, in accordance with the then applicable rules of the American Arbitration Association before a single arbitrator mutually selected by the Parties and, if the Parties cannot promptly so agree, one arbitrator shall be appointed by each of Purchaser and Parent and the arbitrators appointed by such Parties shall appoint a third arbitrator to conduct the arbitration in accordance with this Section 2.7. The losing Party, as determined by the arbitrators, shall pay all fees and expenses incurred by Purchaser and Parent in connection with the arbitration process described in this Section 2.7. It is the intention of the Parties that the arbitrators be selected from the American

Arbitration Association in accordance with its rules. In making determinations hereunder, the laws governing the terms of this Agreement shall govern. All determinations made by a majority of the arbitrators shall be final, conclusive and binding on all Parties and judgment upon the award entered by a majority of the arbitrators may be entered in any court having jurisdiction in accordance herewith or otherwise.

2.8. Transfer Taxes. Any transfer taxes, use or sales taxes, stamp duties, filing fees, registration fees, recordation expenses or other similar taxes, fees, charges or expenses incurred in connection with the transfer of the Acquired Assets to Purchaser or in connection with any of the other transactions contemplated by this Agreement, including, without limitation, any interest or penalties in respect thereof (the “Transfer Taxes”), as a result of any audit performed by a Governmental Authority subsequent to the Closing or any other reason, shall be borne equally by Purchaser and Seller. The Parties shall cooperate with each other to use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Acquired Assets.

2.9. Purchase Price Allocation.

(a) Within the earlier of (a) sixty days after the Closing Date and (b) twenty days prior to the extended due date of the Tax Returns to which IRS Form 8594 must be attached, Purchaser shall deliver to Seller a statement (the “Allocation Statement”) allocating, for Tax purposes, the Purchase Price paid by Purchaser for the Acquired Assets among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, subject to Seller’s consent to such allocation, which consent shall not be unreasonably withheld or denied. Seller shall provide its consent to, or any disagreement with, the Allocation Statement within three (3) Business days of its receipt from Purchaser. Seller and Purchaser shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. Seller and Purchaser agree that the portion of the Purchase Price allocated to the non-compete provisions set forth in Section 5.8 pursuant to the Allocation Statement shall be Ten Thousand Dollars ($10,000).

(b) The Parties hereby agree to (i) be bound by the Allocation Statement, (ii) act in accordance with the Allocation Statement in connection with the preparation, filing and audit of any Tax Return (including, without limitation, in the filing of IRS Form 8594 and any corresponding other IRS forms) and (iii) take no position inconsistent with the Allocation Statement for any Tax purpose (including, without limitation, in any audit, judicial or administrative proceeding).

2.10. Closing.

(a) Time and Place of Closing. Assuming the proper execution and delivery of all of the documents set forth in this Section 2.10 simultaneously with the execution and delivery of this Agreement, and the payment of the Closing Payment, this transaction shall be deemed closed (the “Closing”), and the date and time of the completion of the foregoing shall be deemed the “Closing Date.” The Closing shall take place via the electronic exchange of documents and signatures, and the Parties will endeavor to cause all document execution and transfers required to complete this Agreement to be completed on or about the date of execution and delivery of this Agreement and, in all events, within ten (10) days of such execution and delivery of this Agreement. The Parties acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered.

(b) Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, the following:

(i) a counterpart to the Bill of Sale, duly executed on behalf of Seller;

(ii) a counterpart to the Assignment and Assumption Agreement, duly executed on behalf of Seller;

(iii) a counterpart to the Intellectual Property Assignments, duly executed on behalf of Seller;

(iv) a counterpart to the Transition Production Agreement, substantially in the Form of Exhibit D attached hereto (the “Transition Production Agreement”), duly executed on behalf of Seller and Parent;

(v) such other instruments of transfer and conveyance with respect to the Acquired Assets, reasonably satisfactory in form and substance to Purchaser, as may reasonably be requested by Purchaser;

(vi) a certificate from the Secretary of State of the State of Nevada, dated as of a recent date prior to Closing, certifying as to Seller’s good standing;

(vii) a certificate from the Secretary of State of the State of Colorado, dated as of a recent date prior to Closing, certifying as to Parent’s good standing;

(viii) a certificate from the Secretary of Seller, certifying as to (i) the resolutions adopted or other written records of the actions taken by the Board of Directors of Seller approving the Transactions and (ii) the incumbency of each individual signing this Agreement or any other Transaction Document on behalf of Seller;

(ix) a certificate from the Secretary of Parent, certifying as to (i) the resolutions adopted or other written records of the actions taken by the Board of Directors of Parent, as the sole stockholder of Seller, approving the Transactions and (ii) the incumbency of each individual signing this Agreement or any other Transaction Document on behalf of Parent;

(x) evidence, in form reasonably satisfactory to Purchaser, that all Required Consents have been obtained; and

(xi) a properly completed and executed IRS Form W-9.

(c) Purchaser’s Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, the following:

(i) the Closing Payment payable to Seller on the Closing Date, in accordance with Section 2.5;

(ii) a counterpart to the Bill of Sale, duly executed on behalf of Purchaser;

(iii) a counterpart to the Assignment and Assumption Agreement, duly executed on behalf of Purchaser;

(iv) a counterpart to the Intellectual Property Assignments, duly executed on behalf of Purchaser;

(v) a counterpart to the Transition Production Agreement, duly executed on behalf of Purchaser;

(vi) a certificate from the Secretary of Purchaser, certifying as to (a) the resolutions adopted or other written records of the actions taken by the Board of Directors of Purchaser approving the Transactions and (b) the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Purchaser; and

(vii) a certificate from the Secretary of State of the State of Minnesota, dated as of a recent date prior to Closing, certifying as to Purchaser’s good standing.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller, as of the date hereof, as follows:

3.1. Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Purchaser has full power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby.

3.2. Due Authorization. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered in accordance herewith the other Transaction Documents to which Purchaser is a party shall have been, duly executed and delivered by Purchaser and constitute or shall constitute, as applicable, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms

3.3. No Violation; Consents and Notices.

(a) The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party do not and will not (i) violate any Law or any decree or judgment of any court or other Governmental Authority applicable to Purchaser; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of any material Contract to which Purchaser is a party or by which it is bound; or (iii) violate or conflict with any provision of the Charter Documents of Purchaser.

(b) No consents or approvals of, or notices, filings or registrations by Purchaser to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or Purchaser’s assumption of the Assumed Liabilities.

3.4. Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s Knowledge, threatened against Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of Purchaser to consummate any of the Transactions contemplated by this Agreement.

3.5. Brokers and Finders. Neither Purchaser nor any of its Affiliates has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

As a material inducement to Purchaser to enter into this Agreement and consummate the Transactions contemplated hereby, Seller and Parent hereby represent and warrant to Purchaser, as of the date hereof, as follows, provided, however, that (a) each such representations and warranties are qualified by the Schedules attached hereto, which set forth certain disclosures concerning Seller or Parent and (b) such representations and warranties of Parent with regard to Seller are made to the best of Parent’s Knowledge.

4.1. Organization, Power and Authority. As of the date hereof and as of the Closing Date, Seller and Parent are corporations duly organized, validly existing and in good standing under the laws of Nevada and Colorado, respectively. Seller and Parent each have full power, capacity and authority necessary under all applicable Laws to enter into and perform their respective obligations under this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to own, operate or lease the properties each purports to own, operate or lease and to carry on their respective businesses as is now being conducted.

4.2. Due Authorization. The execution and delivery by Seller and Parent of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Seller and Parent, the performance by Seller and Parent of their respective obligations hereunder or thereunder and the consummation by Seller and Parent of the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered in accordance herewith the other Transaction Documents to which Seller or Parent is a party shall have been, duly executed and delivered by Seller or Parent, as applicable, and constitutes or shall constitute, as applicable, legal, valid and binding obligations of Seller and Parent, enforceable against Seller and Parent in accordance with their respective terms.

4.3. No Violation; Consents and Notices.

(a) Except as disclosed on Schedule 4.3 (a), the execution, delivery and performance by Seller and Parent of this Agreement and the other Transaction Documents to which each is a party do not and will not (i) violate in any material respect any Law or any decree or judgment of any court or other Governmental Authority applicable to Seller or Parent, any of the Acquired Assets, or the Business; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of the Acquired Assets under, any Contract between Seller and a Major Customer (subject to Seller obtaining the consents set forth on Schedule 4.3(b)); or (iii) violate or conflict with any provision of the Charter Documents of Seller or Parent, except, in the case of any of clauses (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s use of the Acquired Assets.

(b) Except as disclosed on Schedule 4.3(b), no consents or approvals of, or notices, filings or registrations by Seller to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or in connection with the sale, transfer, conveyance, assignment or delivery of the Acquired Assets or Purchaser’s assumption of the Assumed Liabilities, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s use of the Acquired Assets.

4.4. Ownership and Condition of Acquired Assets. Seller has sole good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or valid license to use, all of the Acquired Assets. The Acquired Assets are subject to no Liens. There are no leases, subleases, licenses, concession or other agreements granting to any party or parties the right of use any Acquired Asset, or any portion thereof or interest therein. There are no outstanding options or rights of first refusal to purchase any Acquired Asset, or any portion thereof or interest therein. Except for assets used in connection with certain corporate, inventory management, and selling, general and administrative functions (the “Shared Assets”), Seller does not use the assets of Parent or any Affiliate in the conduct of the Business.

4.5. Contracts. True and complete copies of all Contracts, including all amendments, supplements and modifications thereto, relating to the Business, or by which Seller or any Acquired Assets are bound, have been made available to Purchaser. As of the date hereof, each of the Assigned Contracts is in full force and effect and is a valid, legal and binding agreement of Seller and, to Seller’s Knowledge, is enforceable against the other party or parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or general principals of equity. Neither Seller nor its Affiliates have received any written cancellation or non-renewal notice from any party to an Assigned Contract or taken any action that constitutes a material default, cancellation or material breach of any of the Assigned Contracts. There exists no event of default under any Assigned Contract, or event which, with notice or lapse of time, or both, would constitute an event of default under a material provision of any Assigned Contract on the part of Seller or, to Seller’s Knowledge any third party thereunder.

4.6. Intellectual Property.

(a) Schedule 4.6(a) (i) contains a complete and accurate list of all Intellectual Property necessary to conduct the Business, (ii) identifies whether each such Intellectual Property is Owned Intellectual Property or Licensed Intellectual Property, and (iii) identifies whether each such Intellectual Property is Purchased Intellectual Property. Seller does not own any registered patents, trademarks or copyrights or license any patents, trademarks or copyrights used in connection with or necessary for manufacturing the products sold by Seller. Other than as set forth on Schedule 4.6(a), there is no other Owned Intellectual Property, Licensed Intellectual Property or Other Intellectual Property.

(b) Except as disclosed in Schedule 4.6(b): (i) Seller owns or has all necessary rights in, to and under, the Owned Intellectual Property necessary for or used by the operation of the Business as presently conducted, free and clear of all Liens and other rights of third Persons; (ii) Seller has the right to use without payment to a third Person all of the Owned Intellectual Property that is Purchased Intellectual Property; (iii) Seller’s rights in, to and under the Owned Intellectual Property that is Purchased Intellectual Property are freely transferable and assignable; (iv) Seller’s rights in, to and under the Licensed Intellectual Property that is Purchased Intellectual Property are freely transferable and assignable; (v) all Licensed Intellectual Property that is Purchased Intellectual Property is being used substantially in accordance with the applicable license, or arrangement; and (v) to Seller’s Knowledge, there exists no material event of default or condition that does or will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any of the Licensed Intellectual Property that is Purchased Intellectual Property.

(c) To Seller’s Knowledge, Seller has taken reasonable actions to protect the Owned Intellectual Property and Other Intellectual Property that is Purchased Intellectual Property. The transactions contemplated by this Agreement shall have no effect on the validity and enforceability of any of the Owned Intellectual Property or Other Intellectual Property that is Purchased Intellectual Property, and the rights, title and interest thereto of Purchaser after the Closing shall be identical to that of Seller immediately prior to the Closing. Seller has not received any opinion of counsel (whether internal or external) relating to the patentability, infringement, validity or enforceability of any Owned Intellectual Property that is Purchased Intellectual Property. To Seller’s Knowledge, there are no material agreements or arrangements pursuant to which Seller has expressly licensed to any other Person or otherwise expressly permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Owned Intellectual Property or Other Intellectual Property that is Purchased Intellectual Property.

(d) To Seller’s Knowledge (i) the Owned Intellectual Property that is Purchased Intellectual Property has not been sold, assigned or transferred to a third Person, or abandoned or permitted to lapse, is not the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming Seller or any of its Affiliates as a party or any other pending challenges or proceedings, and is valid and enforceable; (ii) all of the Purchased Intellectual that is registered with the applicable Governmental Authority in the United States is currently in compliance with all legal requirements (including timely payment of all filing, examination and maintenance fees and the timely filing of all applications and affidavits of working, use and incontestability); and (iii) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of all of the Owned Intellectual Property that is Purchased Intellectual Property.

(e) (i) To Seller’s Knowledge, none of the Owned Intellectual Property or Other Intellectual Property that is Purchased Intellectual Property, nor the development or use thereof by Seller, misappropriates or infringes or has misappropriated or infringed, nor, to Seller’s Knowledge, shall Purchaser’s use thereof following the Closing in substantially the same manner it was used prior to the Closing, misappropriate or infringe, any copyright, trademark, patent, trade secret or other property or proprietary right of any third Person; (ii) no Claim of any such misappropriation or infringement has been made or asserted against Seller or any of its Affiliates; (iii) neither Seller nor, to Parent’s and Seller’s Knowledge, any of its Affiliates have had any written notice of any such Claim; and (iv) to Parent’s and Seller’s Knowledge, no basis for such a Claim exists.

(f) To Seller’s Knowledge, the Software included in the Acquired Assets performs substantially in accordance with the documentation and other written user materials related to the Software. Seller has delivered or will deliver to Purchaser true and correct copies of all Software, and all licenses, keys and user and technical documentation related thereto in its possession.

4.7. Sufficiency of Assets. Except for the Excluded Assets and the Shared Assets, the Acquired Assets constitute all of the properties and assets, tangible and intangible, real, personal and mixed, of any nature whatsoever, used for or otherwise necessary for conducting the Business, as currently conducted by Seller.

4.8. Insurance. The Purchased Assets are covered by insurance policies which provide types and amounts of insurance customarily obtained by businesses similar to the Business.

4.9. Litigation. There are no Claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending, or to Seller’s Knowledge, threatened, against Seller or its

Affiliates in respect of the Acquired Assets or the operations of the Business, at law or in equity, before or by any Governmental Authority.

4.10. Tax Matters.

(a) All Tax Returns with respect to the Acquired Assets or income attributable therefrom that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in Purchaser being liable for such Taxes or could give rise to a Lien on the Acquired Assets.

(b) Neither Seller nor Parent has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, except that Parent’s June 30, 2011 tax returns are subject to a six-month extension, which extension period ends on March 15, 2012.

(c) There is no pending or, to Seller’s Knowledge, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of Seller or any member of its Affiliated Group.

4.11. Employee Benefit Plans. Except as expressly assumed in Section 2.4(a) of this Agreement and in connection with certain costs to be borne by Purchaser pursuant to the Transition Production Agreement, the transactions contemplated by this Agreement, will not, either alone or in combination with any other event or events, cause Purchaser to incur any liabilities with respect to any Employee Benefit Plan. Other than as expressly provided in Section 2.4(a) of this Agreement, Purchaser shall not assume or otherwise succeed to, by operation of law, contract or otherwise, any obligations of Seller or any ERISA Affiliate to any employees of Seller, any of the Selling subsidiaries or any ERISA Affiliate or to any other Person rendering services in respect of the Corporate Services that are commonly provided by such employees and Purchaser shall have no obligations to any such employee or other Person. No event has occurred in connection with any Employee Benefit Plan that has resulted or may reasonably result in any Liabilities for which Purchaser may be responsible, whether by operation of law, by contract or otherwise, except as expressly provided in Section 2.4(a) of this Agreement.

4.12. Labor Matters.

(a) Seller is neither a party to nor has any obligation pursuant to any collective bargaining or other similar Contract regarding the rates of pay or working conditions of the Subject Employees. Seller is not obligated under any Contract to recognize or bargain with any labor organization or union on behalf of such employees. Neither Seller nor any of its officers or directors or any of the Subject Employees are subject to a charge or, to Seller’s Knowledge, threatened with the charge, of any unfair labor practice applicable to or affecting the Business or the activities of the Subject Employees. There is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other “concerted action” involving any Subject Employees, and no grievance proceeding or other controversy is in progress, pending or, to Seller’s Knowledge, threatened between Seller and any Subject Employee or any union or collective bargaining unit relating thereto.

(b) With respect to providing the operations of the Business and the activities of the Subject Employees, Seller is in material compliance with all applicable Laws concerning the employer-employee relationship and with all Contracts relating to the employment of the Subject Employees including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and is not engaged in any unfair labor or unlawful employment practice. Seller has not received any written notice alleging that it has failed to comply with any such Laws. With respect to the Business, there are no pending or, to Seller’s Knowledge, threatened Proceedings regarding any alleged misclassification of Subject Employees as independent contractors.

(c) Seller has not taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law. Further, Seller has fully complied with the WARN Act and its rules and regulations.

4.13. Compliance with Laws. Seller is not engaging in any activity or omitting to take any action so as to create a violation of any Law applicable to the operations of the Business, the Acquired Assets and the Assumed Liabilities, which violation has had or is reasonably expected to have a material adverse effect on Purchaser’s use of the Acquired Assets. To Seller’s Knowledge, Seller is not subject to any judgment, order, writ, injunction or decree issued by any Governmental Authority which pertains in any way to the Business, the Acquired Assets or the Assumed Liabilities. Except as set forth on Schedule 4.13, (i) all products manufactured by Seller, including the Current Products, meet all applicable regulatory requirements and (ii) Seller has not received any notices that such products, or any anticipated products, do not, or will not, meet applicable regulatory requirements.

4.14. Environmental Matters.

(a) Seller has complied with all applicable Environmental Laws and possesses all Environmental Permits except for violations of Environmental Laws that would not have a material adverse affect on the Acquired Assets. There is no pending, or to Seller’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, Environmental Claim or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law and Environmental Permits, involving Seller or the Acquired Assets. There is no pending or, to Seller’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, Environmental Claim or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law and Environmental Permits involving properties owned or leased by Seller or the Acquired Assets.

(b) Except as set forth on Schedule 4.14(b), Seller has not entered into any settlements with any of its insurance carriers in connection with the Business.

4.15. Customers and Vendors. Schedule 4.15 sets forth (i) a list of names and addresses of the two (2) largest customers (each, a “Major Customer”) and the five (5) largest vendors (each, a “Major Vendor”) (measured in each case by dollar volume of purchases or sales during the year ended December 31, 2011) of the Business and the dollar amount of purchase or sales which each such Major Customer or Major Vendor represented during the year ended December 31, 2011. Except as set forth in Schedule 4.15, there exists no actual or threatened, material termination, cancellation, reduction or limitation of, or any modification or change in, the business relationship of Seller with any customer or group of customers listed in Schedule 4.15, or whose purchases individually or in the aggregate are material to the Business, or with any supplier or group of suppliers listed in Schedule 4.15, or whose sales individually or in the aggregate are material to the operation of the Business, and there exists no present or reasonably foreseeable condition or state of facts or circumstances involving customers, suppliers or sales representatives which would reasonably be expected to materially impair the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which the Business is currently being conducted. Seller shall maintain customer and vendor lists related to the Business in confidence and shall not sell or otherwise dispose of such lists except pursuant to this Agreement.

4.16. Permits. To Seller’s Knowledge, the Transferred Permits constitute all of the Permits necessary to (i) operate the Business as currently conducted and (ii) use or own, as applicable, all of the Acquired Assets in the same manner as the Acquired Assets are currently used and owned. To Seller’s Knowledge, all of the Transferred Permits are valid and in full force and effect and Seller has paid all fees that are currently due in connection therewith. Seller has not received any notice alleging a violation under any Transferred Permits or a failure to obtain any Permit applicable to the Business or the Acquired Assets. The consummation of the transactions provided for herein will not violate the terms of, or create a default or event of default under, any Transferred Permits or require the consent of any other party in order to avoid such a violation or default.

4.17. Transactions with Affiliates. Except as described in Schedule 4.17 and with respect to remuneration for services rendered as an officer or employee in the Ordinary Course of Business, (i) no Affiliate of Seller provides or causes to be provided any assets, services or facilities to Seller in relation to the Business, (ii) Seller does not provide nor cause to be provided any assets, services or facilities to its Affiliates in relation to the Business, (iii) Seller does not beneficially owns, directly or indirectly, any investment assets issued by its Affiliates in relation to the Business, (iv) Seller has not entered into any agreement, understanding or arrangement with its Affiliates in relation to the Business and (v) as of the Closing Date, there will be no Indebtedness, Accounts Receivable or Accounts Payable, between Seller, on the one hand, and its Affiliates, on the other hand, in relation to the Business.

4.18. Inventory. The Inventory is in good and merchantable condition, and suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which intended, except for such items included in the reserve for excess and obsolete inventory. Schedule 4.18 sets forth a true and complete list of Inventory as of December 31, 2011. To

Seller’s Knowledge, there is no material adverse condition affecting the supply of materials available to Seller in the conduct of the Business. All Inventories used in, held for use in, or relating to the conduct of the Business are owned by the Company free and clear of any Lien.

4.19. Records. Since the acquisition of Seller by Parent on or about January 5, 2006, the books of account and Records of Seller relating to the Business, (i) are complete and accurate in all material respects; (ii) represent actual, bona fide transactions; and (iii) have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal accounting controls.

4.20. Brokers and Finders. Except for Goldenhill International M&A Advisors, neither Seller nor any of its Affiliates has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.21. No Material Change. Since December 31, 2011, there has not been and there is not threatened: (i) any material adverse change in the financial condition, business, assets, properties, or operating results of Seller; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Seller, which materially affects or impairs Seller’s ability to conduct the Business; or (iii) any mortgage or pledge of any assets or properties of any Seller, or any indebtedness incurred by Seller, other than indebtedness, not material in the aggregate, incurred in the Ordinary Course of Business.

4.22. Ordinary Course. Since December 31, 2011, Seller has conducted the Business in the ordinary course and consistent with prior practices.

4.23. Disclaimer of Other Warranties. Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Seller nor any Person acting on its behalf, makes any representation or warranty relating to Seller, the Business, the Acquired Assets or the Assumed Liabilities.

ARTICLE 5.

COVENANTS

The Parties hereto covenant and agree as follows:

5.1. Certain Tax Matters.

(a) Seller will (i) prepare properly and file duly and validly all Tax Returns, or proper extensions thereof, required to be filed prior to the Closing Date with the appropriate taxing authority, (ii) pay duly and fully all Taxes that are due with respect to the periods covered by such Tax Returns or otherwise levied or assessed upon Seller or any of its assets or properties and (iii) withhold or collect and pay to the proper taxing authorities all Taxes that Seller is required to so withhold or collect and pay, unless such taxes are being contested in good faith.

(b) All personal property and ad valorem taxes related to the Acquired Assets which shall have accrued and become payable prior to the Closing Date shall be paid by Seller,

except to the extent such taxes relate to a period that commences prior to, and concludes after, the Closing Date, in which case the liability for such taxes shall be appropriately prorated.

5.2. Employees.

(a) On or before the termination of the Transition Production Agreement, Seller will (i) permanently terminate all of its employees (collectively, the “Terminated Employees” and each a “Terminated Employee”) and (ii) release, or cause to be released, the Terminated Employees from the provisions of any restrictive covenants and/or agreements with Seller solely to the extent necessary to enable Purchaser to offer employment to such Terminated Employees. Purchaser shall have the right but not the obligation to hire any or all of the Terminated Employees. Seller shall use commercially reasonable efforts to assist Purchaser in hiring any of the Terminated Employees,

(b) Seller will be responsible for and to: (i) pay out all wages, fees and other remuneration due to all of Seller’s consultants and contractors with respect to their respective services as to Seller and/or the Business through the close of business on the Closing Date, and (ii) pay out all accrued wages and all other accrued and vested benefits (including any severance amounts payable, any amounts payable under any Employee Benefit Plans, and any amounts payable in connection with termination of employment agreements and any retiree medical benefits) to each of the Terminated Employees; provided, however, Purchaser will reimburse Seller for these certain expenses related to the Terminated Employees in accordance with the terms of the Transition Production Agreement.

(c) Seller shall be responsible for compliance with all Laws relating to the termination of the Terminated Employees.

5.3. Public Statements. The Parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and neither Party shall issue any such public announcement or statement without the prior written consent of the other Party hereto, except as may be required by applicable Law or pursuant to a form of press release agreed upon by the Parties hereto prior to the Closing. The Parties acknowledge that (i) Parent and Purchaser Parent are publicly held companies subject to disclosure and reporting requirements under the Securities and Exchange Act of 1934 and (ii) the entry into this Agreement may require Parent and Purchaser Parent to disclose this Agreement and/or its subject matter by filing a Current Report on Form 8-K and including this Agreement and/or its subject matter in disclosures set forth in Parent’s and Purchaser Parent’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

5.4. Post-Closing Access to Records.

(a) For a period of five years after the date of this Agreement, (a) Parent and Seller shall preserve those books and records of Seller and Parent relating to the Business as are not delivered to Purchaser hereunder and shall make available to Purchaser for inspection and copying, at Purchaser’s expense, such books and records as reasonably required by Purchaser for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms.

(b) For a period ending on the later of (i) one (1) year after the Closing Date or (ii) the date that Seller timely files all 2011 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business (subject to one six month extension by Seller commensurate with Seller’s right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from Seller, Purchaser shall make available to Seller, upon Seller’s reasonable request and at Seller’s expense and in all cases at times reasonable to Purchaser, certain Transferred Employees to assist Seller in the completion of certain audits and regulatory filings and such tax returns and tax reports; provided, however, that in no event shall Purchaser be obligated to make any Transferred Employee available to Seller if, as reasonably determined by Purchaser, such availability would substantially interfere with such Transferred Employee’s ability to perform his or her duties to Purchaser.

5.5. Business Relations. Seller will reasonably cooperate with Purchaser in Purchaser’s efforts to preserve Purchaser’s relations and goodwill with the customers, suppliers, creditors, employees, agents, and other business relations of Seller relating to the Assets or the Business that existed before the date of this Agreement.

5.6. Business Referrals. Seller will refer to Purchaser all customer and supplier inquiries that Seller receives in connection with the Business associated with the Acquired Assets and Assumed Liabilities.

5.7. No Disparagement. Seller will not make any disparaging statements about the Business or Acquired Assets, and neither Party will make any disparagement statements about the other Party, or any present or future shareholder, director, member, manager, partner, officer, or authorized representative of the other Party.

5.8. Non-Competition. In consideration of the completion of the transaction contemplated hereunder, Seller and Parent agree that they will not, except as set forth on Schedule 5.8, directly or indirectly, or through any person or entity for a period of two (2) years following the Closing Date in the United States, Canada, or anywhere else where Seller or Parent sold products or services related to the Business at the time of Closing: (a) own, manage, operate, join, establish control, finance, invest in, advise or participate in the ownership (exclusive of holding 5% or less of the shares of a publicly traded company with which Seller or Parent is otherwise not associated), establishment, advising, management, operation, control or financing of any business or enterprise that develops or markets products or services competitive with the products or services offered by the Business at the time of Closing; or (b) except as set forth on Schedule 5.8, develop, sell, offer or provide products or services that are competitive with the products or services of the Business at the time of Closing. Following the Closing, Seller shall cease to use the name “Astromec” and any similar names.

5.9. Accounts Receivable. To the extent Purchaser receives any payments in respect of the Accounts Receivable, Purchaser shall, on the last business day of each week, pay over to Seller an amount equal to such payment(s) together with an accounting therefore and evidence of the original payment. To the extent Seller or Parent receives any payments in respect of accounts receivable of Purchaser, Parent or Seller shall, on the last business day of each week, pay over to Purchaser an amount equal to such payment(s) together with an accounting therefore and evidence of the original payment.

ARTICLE 6.

INDEMNIFICATION

6.1. Survival. The representations and warranties of the Parties contained in this Agreement shall survive until the date that is eighteen (18) months from the Closing Date, except for representations and warranties (i) set forth in Sections 4.1 (organization, power and authority), 4.2 (due authorization), 4.4 (ownership and of acquired assets), and 4.20 (brokers and finders) shall survive the Closing indefinitely; (ii) set forth in Section 4.14 (environmental matters) shall survive for a period of three (3) years following the Closing Date; and (iii) set forth in Sections 4.10 (tax matters), and 4.11 (employee benefit plans) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (such survival periods, the “Survival Periods”); provided, however, that in all cases, representations and warranties in respect of which an indemnification Claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification Claim until the final disposition thereof. Unless otherwise expressly provided in this Agreement, all of the covenants and obligations of the parties contained in this Agreement shall survive the Closing indefinitely.

6.2. General Indemnification.

(a) Subject to Section 6.5 and the other provisions of this Article 6, after the Closing, Parent and Seller agree to jointly and severally indemnify, defend and hold Purchaser and/or its officers, directors, employees, stockholders and affiliates (each a “Purchaser Indemnitee” and together the “Purchaser Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of or arising out of (i) the breach of any representation or warranty made by Parent or Seller in Article 4, (ii) any breach by Parent or Seller of any of its covenants or agreements contained herein to be performed after the Closing, (iii) any liability to Goldenhill International M&A Advisors.

(b) Subject to Section 6.5 and the other provisions of this Article 6, after the Closing, Purchaser agrees to indemnify, defend and hold Parent or Seller and/or its officers, directors, employees, stockholders and affiliates (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of or arising out of (i) the breach of any representation or warranty made by Purchaser in Article 3, and (ii) any breach by Purchaser of any of its covenants or agreements contained herein to be performed after the Closing.

(c) The obligations to indemnify and hold harmless pursuant to Section 6.2(a) and pursuant to Section 6.2(b) shall survive the consummation of the transactions contemplated hereby until the end of the applicable Survival Periods, except for Claims for indemnification pursuant to such clauses that the Indemnified Party provides a Claim Notice with respect to such Claims on or before the expiration of the Survival Period, which Claims shall survive until final resolution thereof.

(d) All indemnification payments under this Article 6 shall be adjustments to the Purchase Price except as otherwise required by applicable law.

6.3. Notice of Claims. Any Party seeking indemnification under this Article 6 (the “Indemnified Party”) shall, within the relevant limitation period provided for in Section 6.2(c), promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Purchaser Indemnitee seeking indemnification, such Purchaser Indemnitee shall promptly notify Parent or Seller) (such notified Party, the “Responsible Party”) in writing (a “Claim Notice”) describing in reasonable detail the facts giving rise to any Claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Claim, and a reference to the provision of this Agreement upon which such Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party shall have been materially prejudiced by such failure. The Indemnified Party shall give the Responsible Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such Claim or the act, omission or occurrence giving rise to such Claim and the right, upon reasonable prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

6.4. Third Party Claims.

(a) In the case of a Claim, action, suit or proceeding by a third party (a “Third Party Claim”) as to which indemnification is sought by an Indemnified Party, the Responsible Party shall have 30 days after receipt of the Claim Notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. If the Responsible Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in but not control such defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such Claim in good faith, the Indemnified Party shall not pay or settle any such Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party, for such Claim. If the Responsible Party does not notify the Indemnified Party within 90 days after the receipt of the Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the prior written consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Claim or consent to entry of any judgment.

(b) Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party

Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall cooperate with each other in any notifications to insurers.

6.5. Limitations on Indemnification Obligations.

(a) The rights of the Purchaser Indemnitees and Seller Indemnities, as applicable, to indemnification pursuant to the provisions of Section 6.2 are subject to the following limitations:

(i) An Indemnified Party shall not be entitled to recover for any Loss pursuant to Section 6.2 unless and until the aggregate amount of all Losses, which the Indemnified Party would have been entitled to recover under Section 6.2 but for this Section 6.5(a), exceeds the amount of twenty percent (20%) of the Purchase Price, and then only for such Losses in excess of such amount (the “Threshold”). Notwithstanding the foregoing, Purchaser shall be entitled to recover any and all Losses related to Warranty Liabilities without regard to the Threshold, and all such Claims shall be paid in full.

(ii) In no event shall an Indemnified Party be entitled to recover more than the amount of forty percent (40%) of the Purchase Price, except in the case of fraud or willful misconduct by a particular indemnitor hereunder. Notwithstanding the foregoing, Purchaser shall be entitled to recover any and all Losses related to Warranty Liabilities, which Losses shall be excluded from the foregoing 40% threshold.

(b) The aggregate Losses for which the Purchaser Indemnitees or the Seller Indemnitees shall be entitled to seek and obtain indemnification pursuant to Section 6.2 shall not include (i) amounts paid or required to be paid to any third party as punitive damages or exemplary damages or (ii) any consequential damages incurred or suffered by the Indemnified Party. The parties hereby agree that no Losses incurred by an Indemnified Party shall be deemed or treated for purposes of this Section 6.5(b) as consequential damages to the extent that such Losses (x) are incurred by the Indemnified Party in connection with a Claim asserted by a third party against the Indemnified Party with respect to any matter for which there has been a breach by the other Party of any representation or warranty made in this Agreement by such Party and (y) consist solely of amounts paid or required to be paid to such third party in connection with such Claim

(c) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party’s becoming aware of any Claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 6, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.

6.6. Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, but subject to Section 7.1, after the Closing, indemnification pursuant to the provisions of this Article 6 shall be the sole and exclusive remedy with respect to any and all Claims (whether in contract or tort) relating to this Agreement, including any breach of the covenants, agreements, representations or warranties set forth herein, the subject matter of this Agreement and the transactions contemplated hereby, except in the case of fraud or willful misconduct by Parent or Seller.

ARTICLE 7.

GENERAL PROVISIONS

7.1. Setoffs. The Purchaser shall have the right to withhold and deduct from any sum that may be owed to Seller or Parent in connection with the Holdback Amount and the Earnout Payment(s). The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted. Purchaser shall not have any rights to set-off concerning any amounts owed to Seller or Parent in connection with the Transition Production Agreement.

7.2. Fees and Expenses. Except as specifically provided in this Agreement, Purchaser and Seller each shall pay its respective fees and expenses incidental to the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby.

7.3. Bulk Sales Laws. The Parties hereto waive compliance with the requirements of the Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

7.4. Notices. All notices, requests, Claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice) and (iv) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

(a)	If to Seller:

Pro-Dex, Inc.

2361 McGaw Ave.

Irvine, CA 92614

Attention: Mark Murphy

with a copy to (which shall not constitute notice):

Rutan & Tucker, LLP

611 Anton Blvd.,14th Floor

Costa Mesa CA 92626

Attention: Thomas J. Crane

Facsimile: (714) 546 – 9035

Email: tcrane@rutan.com

(b)	If to Purchaser:

SL Montevideo Technology, Inc.

2002 Black Oak Ave.

Montevideo, MN 56265

Attention: Alan Pelan

with a copy to:

SL Industries, Inc.

520 Fellowship Road

Suite A114

Mt. Laurel, New Jersey 08054

Attention: William Fejes

And (which shall not constitute notice)

Olshan Grundman Frome Rosenzweig & Wolosky LLP

65 East 55th Street

New York, New York 10022

Attention: Adam W. Finerman, Esq.

Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other Party in the manner above provided for giving notice.

7.5. Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

7.6. Assignment; Binding Effect. This Agreement shall not be assignable by any of the Parties hereto without the written consent of the other Party; provided, however, that Purchaser may designate one or more wholly owned direct or indirect subsidiaries to be the transferees of any Acquired Assets transferred hereunder and to be the beneficiary of Seller’s representations, warranties and covenants hereunder with respect to such Acquired Assets. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

7.7. No Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and in the case of Article 6 hereof, the Purchaser Indemnitees and Seller Indemnitees, and they shall not be construed as conferring any rights on any other Persons.

7.8. Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.9. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.

7.10. Integration of Agreement; Amendments and Waivers. This Agreement supersedes all prior agreements, oral and written, between the Parties hereto with respect to the subject matter hereof and may be amended or modified only by a written instrument executed by Purchaser and Seller. The waiver by one Party of any breach of this Agreement by the other Party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto.

7.11. Schedules. The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

7.12. Governing Law. This Agreement shall be construed under the laws of the State of Minnesota, United States of America. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Minneapolis, Minnesota over any suit, action or proceeding arising out of or relating to this letter. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to it at the address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any Claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final, non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction such Party is or may be subject, by suit upon such judgment.

7.13. Partial Invalidity. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

7.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.15. Purchaser Parent Guarantee. Purchaser Parent hereby irrevocably, absolutely and unconditionally guarantees to Parent the prompt and complete payment when and as due of the Earnout Payments to be made by Purchaser under this Agreement, subject to Sections 2.6, 2.7 and 7.1 hereof. This guaranty is an absolute, present and continuing guaranty of Purchaser’s payment of the Earnout Payments hereunder and not merely a guaranty of collectability. In the event that Purchaser does not perform its obligations under this Agreement with regard to the payment of the Earnout Payments as provided herein, Parent shall have the right under this guaranty by Purchaser Parent to seek performance directly from Purchaser Parent without any requirement that Parent shall have first demanded performance from Purchaser, given Purchaser any notice of Purchaser’s failure to perform or taken any enforcement action against Purchaser. In furtherance of the foregoing, Purchaser Parent acknowledges and agrees that Parent may, in its sole discretion, bring and prosecute a separate action or actions against Purchaser Parent to enforce its obligations under this Section, regardless of whether an action is brought against Purchaser, or whether Purchaser is joined in any such action or actions.

[Signature page follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

SELLER:

PRO-DEX ASTROMEC, INC.

By:	/s/ Mark P. Murphy
	Name:	Mark P. Murphy
	Title:	President

PARENT:

PRO-DEX, INC.

By:	/s/ Mark P. Murphy
	Name:	Mark P. Murphy
	Title:	CEO & President

PURCHASER:

SL MONTEVIDEO TECHNOLOGY, INC.

By:	/s/ Alan Pelan
	Name:	Alan Pelan
	Title:	President

PURCHASER PARENT:
(solely for purposes of Sections 2.6 and 7.15)

SL INDUSTRIES, INC.

By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	Chief Financial Officer